Exhibit 99

Contact: JetBlue Corporate Communications (718) 709-3089 CorpComm@jetblue.com

For Sales and Reservations: www.jetblue.com 800-JETBLUE (538-2583)

JetBlue’s Board of Directors Elects Joel Peterson Chairman,

Frank Sica Vice-Chairman

NEW YORK, (May 21, 2008) – JetBlue Airways (Nasdaq: JBLU) today announces the election of Joel Peterson to Chairman of the Board of Directors, and the election of Frank Sica to the position of Vice-Chairman of the Board of Directors.

“On behalf of the Board and JetBlue’s 11,500 crewmembers, I offer our congratulations to Joel and Frank, and our deep appreciation of their long-term service on our Board and the profound impact they had in building JetBlue,” said Dave Barger, JetBlue’s Chief Executive Officer. “As Chairman, Joel will help guide our company through this unprecedented time in our industry. We value his counsel, experience and leadership greatly.”

“Since joining the Board in 1999, I have seen the industry change fundamentally, and I’m proud of the role JetBlue has played in shaping customer expectations today,” Mr. Peterson said. “JetBlue’s core strength lies its crewmembers, and the spirit of service they bring to every customer interaction. The leadership team demonstrates the nimble and flexible strength necessary of any company, and I am honored to serve JetBlue’s shareholders as Chairman.”

Joel Peterson served as Vice Chairman of the Board since June 2007, and has been a member of the Board of Directors since June 1999. Mr. Peterson is the founding partner of Peterson Partners, LLP, a private equity capital firm that he founded in 1995. From 1973 to 1991, Mr. Peterson served in several positions at Trammell Crow Company, a commercial real estate service company, including Chief Executive Officer from 1988 to 1991 and Chief Financial Officer from 1977 to 1985. Mr. Peterson currently serves as a director of Franklin Covey Co. and has taught at the Stanford Graduate School of Business since 1992.

“Frank Sica’s election to Vice-Chairman solidifies our leadership continuity of our Board of Directors, and his expertise in finance and business operations will continue to serve JetBlue’s shareholders well,” Mr. Barger said. “The election of both Joel as Chairman and Frank as Vice Chairman speaks highly with regard to the importance of succession planning as espoused by our Board.”

Frank Sica has been a member of the JetBlue Board of Directors since December 1998. Mr. Sica has served as a Managing Partner at Tailwind Capital, a private equity firm, since 2006. From 2004 to 2005, Mr. Sica was a Senior Advisor to Soros Private Funds Management. From 2000 to 2003, Mr. Sica was President of Soros Private Funds Management LLC, which oversaw the direct real estate and private equity investment activities of Soros. In 1998, Mr. Sica joined Soros Fund Management, where he was a Managing Director responsible for Soros’ private equity investments. From 1988 to 1998, Mr. Sica was a Managing Director in Morgan Stanley’s Merchant Banking Division. Mr. Sica currently serves as a director of CSG Systems International, Inc., Kohl’s Corporation and NorthStar Realty Finance Corporation.

New York-based JetBlue Airways has created a new airline category based on value, service and style. Known for its award-winning service and free TV as much as its low fares, JetBlue is now pleased to offer customers Lots of Legroom and super-spacious Even More Legroom seats. JetBlue introduced complimentary in-flight e-mail and instant messaging services on aircraft “BetaBlue,” a first among U.S. domestic airlines. JetBlue is also America’s first and only airline to offer its own Customer Bill of Rights, with meaningful and specific compensation for customers inconvenienced by service disruptions within

JetBlue’s control. Visit www.jetblue.com/promise for details. JetBlue serves 52 cities with 550 daily departures. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.

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DIRECTV® service is not available on flights beyond the continental United States.

This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the ability to operate reliably the EMBRAER 190 aircraft and our new terminal at JFK; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market and the effect of increased congestion in this market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines’ financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2007 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.